                             FORM 3

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the
          Public Utility Holding Company Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

                    Intermarket Corp.
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                    October 9, 1996

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

                    Not Furnished

4.   Issuer Name and Ticker or Trading Symbol

             Darling International, Inc. - DARL

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

       [ ] Director                [X] 10% Owner

       [ ] Officer (give title     [ ] Other (specify below)
           below)


     _____________________________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check applicable line)
     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

              Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security        2. Amount of Securities    3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                  Beneficially Owned         Direct (D) or        Beneficial
                               (Instr. 4)                 Indirect (I)         Ownership
                                                          (Instr. 5)           (Instr. 5)
___________________         _______________________    __________________   ______________________



Common Stock                615,768*(1)                      I               By Corporations and
                                                                             Partnerships


(1) The Reporting Person reports but disclaims beneficial ownership of these shares which are held by corporate entities which it advises or limited partnerships of which it is a general partner.

* If the Form is filed by more than one Reporting Person see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                               3. Title and
              2. Date          Amount of Sec-
              Exercisable      curities Under-
              & Expiration     lying Derivative                      5. Owner-
              Date             Security                              ship Form
              (Mo./day/yr.)    (Instr. 4)                            of Deriv-
              _____________    __________________      4. Conv-      ative
                                           Amount      sion or       Securitity:   6. Nature of
1. Title of                                or          Exercise      Direct (D)    Indirect
Derivative    Date    Expir-               Number      Price of      or Indirect   Beneficial
Security      Exer-   ation                of          Derivative    (I)           Ownership
(Instr. 4)    cisable Date     Title       Shares      Security      (Instr. 5)    (Instr. 5)
____________  _______ _____    __________  ______      ________      ___________   ___________






Explanation of Responses:



                                                INTERMARKET CORP.

                                                                               October 15, 1996
                                                ___________________________   _________________
                                                By:  Ian MacKenzie                 Date
                                                **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
